Limelight Appoints Sajid Malhotra to Senior Vice President, Strategy, Corporate Development and Investor Relations
Leader in digital content delivery adds senior executive with proven results in strategy, M&A, and communication
TEMPE, AZ, March 31, 2014 -- Limelight Networks (NASDAQ:LLNW), a global leader in digital content delivery, today announced that it has appointed Sajid Malhotra to the position of Senior Vice President, Strategy, Corporate Development and Investor Relations. In the newly created role, he will report directly to Limelight CEO and President Robert Lento.
"The secular tailwinds in our market are impressive and building, making it a very exciting time to join Limelight,” said Malhotra. “The company’s industry leading video, mobile and cloud solutions put us in a great position to meet the growing demands of our customers and creates a number of other significant business opportunities for the future.”
Prior to joining Limelight, Malhotra was an independent consultant focused on strategic and financial consulting, communication and value creation. Prior to that, he served as senior vice president of strategy, marketing and mergers and acquisitions for Convergys Corporation, a global leader in customer management services. Before joining Convergys, Malhotra held several senior executive positions with NCR Corporation and AT&T. He earned his bachelor’s degree in computer science and a master’s degree of business administration in finance from PACE University in New York.

“Sajid Malhotra brings a wealth of executive management experience to Limelight," said Robert Lento. “He brings proven skills in driving strategy, building partnerships and communicating value. I very much look forward to having him on our team.”
About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, and be sure to follow us on Twitter at www.twitter.com/llnw/.
For press inquiries contact:
Amy Peterson
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617-986-5026
limelight@famapr.com